Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this      day of June, 2005 (the “Commencement Date”) between BJ’S RESTAURANTS, INC., a California corporation (the “Company”) and PAUL A. MOTENKO (the “Executive”).

WHEREAS, the Company and Executive have entered into that certain Employment Agreement, dated as of December 20, 2000 (and effective January 1, 2001) (together with the below-referenced amendment thereto, the “Original Agreement”) pursuant to which he served as Co-Chief Executive Officer of the Company;

WHEREAS, in connection with the retention of Gerald W. Deitchle as Chief Executive Officer of the Company, Executive entered into an Amendment to Employment Agreement pursuant to which the terms of the Original Agreement were modified to reflect the appointment of Mr. Deitchle as Chief Executive Officer and of Executive as Co-Chairman of the Company;

WHEREAS, the parties desire to amend and restate the Original Agreement to reflect revised terms and conditions for the employment relationship of Executive with the Company.

WHEREAS, the Board of Directors of the Company (the “Board”) has approved and authorized the entry into this Agreement with Executive; and

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and Executive hereby agree as follows;

1. Term. Subject to the termination provisions of Section 11 below, the term of this Agreement (“Term”) shall commence on the Commencement Date and end December 31, 2009 (“Termination Date”). This Agreement shall automatically be extended for additional one year terms beyond the Termination Date (the “Extended Termination Date”) or the then current Extended Termination Date unless at least thirty (30) calendar days prior to the Termination Date or the then current Extended Termination Date, Executive or the Company shall have given notice that he or it does not wish to extend the Agreement.

2. Employment.

2.1 Executive is hereby employed as the Co-Chairman, Vice President and Secretary of the Company and Executive hereby accepts such employment, all subject to the terms and conditions herein contained. In addition to referring to the Co-Chairmanship of the Board, the position of Co-Chairman shall be a senior executive office of the Company. Executive, in his capacity as an executive officer of the Company, shall report jointly to the Chief Executive Officer and the Board of Directors. Although Executive shall not have responsibility, management or control over the day-to-day operations of the Company, Executive, along with the other Co-Chairman of the Company, shall have broad oversight and management responsibilities for general corporate and development strategy and shall have such other powers and duties as may be from time to time assigned to him by the Board. Executive hereby agrees that during the period of his employment hereunder he shall devote all of his business time, attention and skills to the business and affairs of the Company and its subsidiaries. Notwithstanding the foregoing, Executive (i) may provide services as a volunteer or director to charitable, educational or civic organizations; and (ii) subject to any limitations or approval procedures imposed or established by the Governance Committee of the Company’s Board of Directors on the number of outside directorships on which an officer of the Company may serve, Executive may serve as a member of the board of directors of companies other than the Company, provided that the company is not a customer, supplier or company in direct or indirect competition with the Company’s business; provided in all cases that Executive gives prior notice to the Board of Directors of the Company (other than with respect to activities that are ongoing as of the date of this Agreement), and the aggregate of such service does not interfere with the performance of Executive’s duties to the Company as required under this Agreement.

2.2 The Company and the Board shall take all reasonable action within their control to cause Executive to continue to be appointed or elected to the Board during the term of this Agreement. In addition, in the event of any termination or resignation of Mr. Deitchle as the sole Chief Executive Officer of the Company, the Company covenants and agrees to use its best efforts to cause Executive to be reinstated as Co-Chief Executive Officer.

3. Salary; Accrued Bonus under Original Agreement.

3.1 The Company shall pay Executive an annual salary at an initial annual rate of $300,000.00 less applicable deductions (the “Base Salary”). Such Base Salary will be reviewed by the Board annually. The Base Salary shall be payable by the Company to Executive in substantially equal installments not less frequently than semi-monthly (two times per month). At the end of each full year of this Agreement, the Base Salary shall be increased by a percentage not less than the percentage increase in the Consumer Price Index during the preceding year, provided, that the increase set forth in this sentence shall never be zero or less. For purposes of this Agreement, the “Consumer Price Index” as of any particular date means the Consumer Price Index for Urban Wage Earners and Clerical Workers, Los Angeles/Anaheim/ Riverside CMSA, all items, in respect of the month immediately preceding such particular date, published by the U.S. Department of Labor, Bureau of Labor Statistics, or if such index is no longer published, the U.S. Department of Labor’s most comprehensive official index then in use that most nearly corresponds to the index named above. The Company shall not be entitled to reduce the Base Salary without the express written consent of Executive. Participation in deferred compensation, discretionary bonus, retirement, stock option and other Executive benefit plans and in fringe benefits shall not reduce the Base Salary; provided, however, that voluntary deferrals or contributions to such plans shall reduce the current cash compensation paid to Executive but shall not reduce the Base Salary hereunder.

3.2 Within five (5) business days of the Commencement Date, the Company shall pay to Executive a lump sum payment (the “Commencement Payment”) equal to amount, if any, by which (i) the salary paid to Executive under the Original Agreement for the period from January 3, 2005 to the Commencement Date is less than (ii) the Base Salary multiplied by a fraction, the numerator of which is the number of days elapsed from January 3, 2005 to the Commencement Date, and the denominator of which is 365. Executive agrees that, in exchange for the Commencement Payment, Executive is foregoing any right to receive any bonus under the Original Agreement for any period from and after January 3, 2005.

4. Discretionary Bonus. Executive shall be eligible for performance-based cash bonuses at the discretion of the Board; provided, however, that nothing herein shall require the Company to pay any such bonus.

5. Participation in Stock Options, Health Insurance, Retirement and Executive Benefit Plans and other Perquisites.

5.1 (a) On June 14, 2005, the Board of Directors and Compensation Committee of the Board of Directors authorized the grant of options to purchase an aggregate of 85,000 shares of the Company’s Common Stock (the “Initial Options”). The Initial Options have been granted as of the Commencement Date under the Company’s 2005 Equity Incentive Plan (the “Plan”). The Initial Options shall vest as follows: (i) options to purchase 34,000 shares to vest upon grant, (ii) options to purchase 17,000 shares to vest on December 31, 2007, (iii) options to purchase 17,000 shares to vest on December 31, 2008, and (iv) options to purchase 17,000 shares to vest on December 31, 2009.

(b) Executive shall be eligible for subsequent options during the term of this Agreement as determined by the Board under the Plan; provided, however, that nothing herein shall require the Company to award Executive any additional options or awards.

(c) For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:

a. an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

b. an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

c. an acquisition of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii);

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

a. which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at more than 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

b. after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause b. as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

5.2 Executive, his spouse and dependants shall be entitled to participate in the Company’s health insurance program effective as of the Commencement Date and the Company shall pay all premiums for said insurance for Executive, his spouse and dependants under the applicable plans.

5.3 In addition to the foregoing, Executive shall be entitled to participate with other similarly situated executive officers of the Company based on position, tenure and salary in any plan of the Company relating to stock purchases, pension, thrift, profit sharing, life insurance, disability insurance, education, or other retirement or Executive benefits that the Company has adopted or may hereafter adopt for the benefit of its executive officers.

5.4 Executive shall be entitled to continue to receive the perquisites and fringe benefits pertaining to senior executive officers of the Company in accordance with present practice and as appropriate to the industry.

5.5 [Intentionally omitted]

5.6 During the term of his employment hereunder, the Company shall purchase and keep in effect life insurance in the amount of at least $1,000,000 on the life of the Executive; provided, that the total cost to the Company for such insurance shall not exceed $7,500 per annum. Such life insurance will name as beneficiaries those individuals designated by the Executive.

5.7 Executive agrees that the Company may apply for and take out in its own name and at its own expense such “key person” life insurance upon the life of Executive as the Company may deem necessary or advisable to protect its interests; provided, however, that (i) such insurance coverage does not otherwise diminish or restrict Executive’s eligibility for and/or participation level in any benefit plan or arrangement described in Sections 5.2 and 5.3 above, (ii) such coverage does not otherwise diminish any other economic benefit to which Executive is entitled pursuant to the terms of this Agreement, and (iii) no taxable income is attributed to Executive as a result of such coverage. Executive agrees to reasonably assist and reasonably cooperate with the Company in procuring such insurance, including (without limitation) submitting to medical examinations for purposes of obtaining and/or maintaining such insurance. Executive agrees that he shall have no right, title or interest in and to such insurance.

6. Automobile. The Company shall provide Executive a car allowance of $1,000.00 per month, payable on the Commencement Date and on the 1st day of each calendar month thereafter. In addition, the Company shall reimburse Executive for reasonable actual expenses incurred (including, without limitation, gas, scheduled and unscheduled maintenance and repairs, insurance, registration fees and taxes) in operating the vehicle used for business purposes subject to the provisions of paragraph 8. The Company, with Executive’s consent, may substitute a company-provided leased vehicle in lieu of the car allowance, provided such leased vehicle is reasonable and appropriate for Executive’s use in his capacity as Co-Chairman of the Company.

7. Vacation. Executive shall be entitled to the number of paid holidays, personal days off, vacation days and sick leave days in each calendar year as are determined by the Company from time to time for its senior executive officers, but not less than four weeks in any calendar year (prorated, in any calendar year during which Executive is employed under this Agreement for less than the entire such year, in accordance with the number of calendar days in such calendar year during which he is so employed). Vacation may be taken in Executive’s discretion, so long as it is not inconsistent with the reasonable business needs of the Company. Executive shall be entitled to accrue from year to year all vacation days not taken by him.

8. Business Expenses. During such time as Executive is rendering services hereunder, Executive shall be entitled to incur and be reimbursed by the Company for all reasonable business expenses, including but not limited to mobile telephone and text messaging charges. The Company agrees that it will reimburse Executive for all such expenses upon the presentation by Executive, on a monthly basis, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Company’s established policies. Reimbursement for approved expenses shall be made within a reasonable period not to exceed thirty (30) days after the approval of Executive’s an itemized account.

9. [Intentionally omitted]

10. Indemnity. The Company shall to the extent permitted and required by law, indemnify and hold Executive harmless from costs, expense or liability arising out of or relating to any acts or decisions made by Executive in the course of his employment to the same extent the Company indemnifies and holds harmless other officers and directors of the Company in accordance with the Company’s established policies. This indemnity shall include, without limitation, advancing Executive attorneys fees to the fullest extent permitted by applicable law. The Company agrees to continuously maintain Directors and Officers Liability Insurance with reasonable limits of coverage and to include Executive within said coverage while Executive is employed by the Company and for at least thirty-six (36) months after the termination of Executive’s employment by the Company.

11. Termination. Executive’s employment with the Company may be terminated for the reasons set forth below.

11.1 Death. This Agreement shall terminate upon Executive’s death. The Company shall pay Executive’s estate (i) on the date it would have been payable to Executive any unpaid Base Salary and accrued vacation earned prior to the date of Executive’s death, (ii) within thirty (30) days of the conclusion of the quarter following Executive’s death, any unpaid bonuses prorated to the date of Executive’s death, and (iii) any unpaid reimbursements due Executive for expenses incurred by Executive prior to Executive’s death, upon receipt from Executive’s personal representative of receipts therefore. Any Initial Options and subsequent options that have not vested as of the date of Executive’s death shall terminate on the date of Executive’s death, but all vested but unexercised Initial Options and subsequent options will be exercisable by Executive’s heirs in accordance with the Plan.

11.2 Disability. If, as a result of Executive’s incapacity due to physical or mental illness, he shall have been absent from the full time performance of substantially all of his material duties with the Company for ninety (90) consecutive days or one hundred eighty (180) days total within any 12-month period, his employment may be terminated by the Company or by Executive for “Disability.” Termination shall occur thirty (30) days after a notice of a written termination is delivered to Executive by the Company or by Executive to the Company (the “Effective Date of Termination”). The Company shall pay Executive (i) any unpaid Base Salary and accrued vacation earned prior to the date of Executive’s Effective Date of Termination, (ii) within thirty (30) days of the end of the quarter following Executive’s Effective Date of Termination, any unpaid bonuses prorated to Executive’s last day of actual employment, (iii) any unpaid reimbursements due Executive for expenses incurred by Executive prior to Executive’s Effective Date of Termination, pursuant to paragraph 8, and (iv) if Executive is not covered by any other comprehensive insurance that provides a comparable level of benefits, the Company will pay Executive an amount equivalent to Executive’s COBRA payments up to 18 months following the Effective Date of Termination or the maximum term allowable by then applicable law for coverage of Executive and his eligible dependents. Any Initial Options and subsequent options that have not vested as of Executive’s Effective Date of Termination shall terminate on the date of Executive’s Effective Date of Termination for Disability, but all vested but unexercised Initial Options and subsequent options will be exercisable by Executive’s in accordance with the Plan.

11.3 Cause. The Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” means

(i) an act or acts of dishonesty undertaken by Executive and intended to result in material personal gain or enrichment of Executive or others at the expense of the Company;

(ii) gross misconduct that is willful or deliberate on Executive’s part and that, in either event, is materially injurious to the Company;

(iii) the conviction of Executive of a felony; or

(iv) the material breach of any terms and conditions of this Agreement by Executive, which breach has not been cured by Executive within thirty (30) days after written notice thereof to Executive from the Company.

The cessation of employment by Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, one or more causes for termination exist under this Section 11.3, and specifying the particulars thereof in detail. Any dispute as to whether Cause to dismiss Executive exists, shall be resolved by arbitration conducted in Orange County, California in accordance with the rules of the American Arbitration Association and by a single arbitrator reasonably acceptable to Executive and the Company. In the event of termination for Cause, Executive will be entitled to such Base Salary, accrued vacation pay, pro rated bonus and benefits as have accrued under this Agreement through the date of termination which accrued amounts shall be payable on the Effective Date of Termination, to exercise vested stock options in accordance with the terms of the Plan and to extend his insurance coverage at his own expense for up to 18 months following the Effective Date of Termination or the maximum term allowable by then applicable law for coverage of Executive and his eligible dependents, but will not be entitled to any other salary, benefits, bonuses or other compensation after such date.

11.4 Without Cause. This Agreement may also be terminated by the Company at any time without Cause by the delivery to Executive of a written notice of termination. Upon such termination, Executive shall be entitled to receive the following (collectively, the “Severance Benefits”), (1) on the Effective Date of Termination, Executive will be paid such Base Salary, vacation, prorated bonus and other benefits as have been earned under this Agreement through the date of termination, (2) Executive will also be paid severance equal to the greater of (i) one year’s then current Base Salary, or (ii) one hundred percent (100%) of the Base Salary that would be due to Executive (including annual increases) between the date of termination of employment and the later of the Termination Date or any Extended Termination Date; provided, however, that any such amounts shall be paid by the Company in accordance with the Company’s ordinary payroll practices, (3) the Company shall continue to provide comprehensive health insurance for Executive, his spouse and his dependants under Company benefit plans through the later of (i) eighteen (18) months following the termination of employment or (ii) the Termination Date or any Extended Termination Date; provided, however, that in the event Executive is not eligible for continuation of coverage thereunder, the Company shall reimburse Executive for the costs of maintaining comparable comprehensive health insurance for such period, (4) any Initial Options and subsequent options and any replacement options in any successor entity that were obtained by Executive in exchange for the Initial Options or subsequent options will continue to vest and remain exercisable until the later of the Termination Date or any Extended Termination Date, and (5) in the event Executive is living and a Change of Control occurs within twelve (12) months following any termination by the Company without Cause, Executive shall be entitled to receive, simultaneously with completion of any Change in Control transaction, a cash payment equal to the amount, if any, by which the aggregate fair market value (determined as of the Effective Date of Termination in accordance with the Plan) of the shares subject to any unvested Initial Options or subsequent options exceeds the aggregate exercise price of such options measured as of the Effective Date of Termination.

11.5 By Executive. Executive may terminate this Agreement upon thirty (30) days written notice to the Company.

(a) In the event Executive terminates this Agreement for “Good Reason,” Executive shall be entitled to receive the Severance Benefits. As used herein, “Good Reason” shall mean:

(i) any removal of Executive from, or any failure to nominate or re-elect Executive to, his current office and/or the Board, except in connection with termination of Executive’s employment for death, disability or Cause; provided, however, that any removal of Executive from, or any failure to re-elect Executive to his current office and/or the Board (except in connection with termination of Executive’s employment for disability) shall not diminish or reduce the obligations of the Company to Executive under this Agreement;

(ii) the failure of the Company to obtain the assumption of this Agreement by any successor to the Company, as provided in this Agreement;

(iii) in the event of a Change in Control:

a. (1) any reduction in Executive’s then-current Base Salary or any material reduction in Executive’s comprehensive benefit package (other than changes, if any, required by group insurance carriers applicable to all persons covered under such plans or changes required under applicable law), (2) the assignment to Executive of duties that represent or constitute a material adverse change in Executive’s position, duties, responsibilities and status with the Company immediately prior to a Change in Control, or (3) a material adverse change in Executive’s reporting responsibilities, titles, offices, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions; except in connection with the termination of Executive’s employment for Cause, upon the disability or death of Executive, or upon the voluntary termination by Executive;

b. the relocation of the Company’s principal executive offices or the location at which Executive was principally employed immediately prior to the date of the Change in Control to a location more than fifty (50) miles from the location of the Company’s principal executive offices as of the Commencement Date; or

c. the failure of any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement;

(iv) the material breach of any terms and conditions of this Agreement by the Company, which breach has not been cured by the Company within thirty (30) days after written notice thereof to the Company from Executive;

(v) the assignment to Executive of duties that represent or constitute a material adverse change in Executive’s position, duties, responsibilities or status with the Company; or

(vi) the appointment of any person other than Gerald W. Deitchle as Chief Executive Officer (or an office having substantially the same responsibilities as Chief Executive Officer) of the Company.

Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

If it shall be determined that any payment or distribution by the Company to or for the benefit of Executive hereunder (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim.

(b) In the event Executive terminates this Agreement other than for Disability or Good Reason, the Company shall pay Executive (i) on the date it would have been payable to Executive, any unpaid Base Salary and accrued vacation pay earned prior to the date of Executive’s termination, and (ii) any unpaid reimbursements due Executive for expenses incurred by Executive prior to the date of Executive’s termination, pursuant to Section 8 and Executive shall have the right to exercise any vested stock options in accordance with the terms of the Plan and to extend his insurance coverage at his own expense for up to 18 months following the Effective Date of Termination or the maximum term allowable by then applicable law for coverage of Executive and his eligible dependents.

12. Assignment.

12.1 This Agreement may not be assigned by Executive.

12.2 This Agreement may be assigned by the Company provided that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform as if no such succession had taken place.

13. Covenants.

13.1 Confidential Information. During the term of this Agreement and thereafter, Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law or court order, disclose to others for use, whether directly or indirectly, any Confidential Information regarding the Company. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or that does not otherwise become available to the general public, and that was learned by Executive in the course of his employment by the Company, including, without limitation, any data, formulae, recipes, methods, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and other documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of his employment, Executive will promptly deliver to the Company all documents, maintained in any format, including electronic or print, (and all copies thereof) in his possession containing any Confidential Information.

13.2 Noncompetition. Except as otherwise provided herein, Executive agrees that during the term of this Agreement (including any period during which Executive is entitled to receive Severance Benefits under this Agreement) he will not, directly or indirectly, without the prior written consent of the Company, engage in any Competitive Activities. For purposes hereof, Executive shall be deemed to be engaged in “Competitive Activities” if he does any of the following: provide consulting services with or without pay, or own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with the Company or any present affiliate of the Company in the industry of owning or operating full-menu table service casual dining restaurants; provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934 (“Exchange Act”), of not more than 5 % of the voting stock of any corporation shall not be a violation of this Agreement.

13.3 Right to Company Materials. Executive agrees that all styles, designs, recipes, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to Executive, shall be and shall remain the property of the Company. Upon the termination of his employment and/or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Executive shall not make or retain any copies thereof.

13.4 Non-solicitation. Executive understands and agrees that in the course of employment with the Company, Executive will obtain access to and/or acquire Company trade secrets, including Confidential Information, which are solely the property of the Company. Therefore, to protect such trade secrets, Executive promises and agrees that during the term of this Agreement, and for a period of two years thereafter, he will not solicit or assist or instruct others in soliciting any employees, customers, franchisees, landlords, or suppliers of the Company or any of its present or future subsidiaries or affiliates, to divert their employment or business to or with any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company. The Company acknowledges in this regard that its customers, landlords and suppliers do have existing relationships and likely will have future relationships with the Company’s direct and indirect competitors in the restaurant industry in the ordinary course of their activities.

13.5 Non-Disparagement. Except for statements of fact, internal Company communications relating to the performance of the Company, disclosures required under applicable law or in connection with any legal proceedings with respect to which Executive is a party or witness, Executive will not make any disparaging remarks regarding the Company at any time during or after the termination of his employment with the Company. Except for statements of fact, internal communications relating to the performance of Executive, and disclosures required under applicable law or in connection with any legal proceedings with respect to which the Company is a party or witness, the Company will not make any disparaging remarks regarding Executive at any time during or after the termination of his employment with the Company.

13.6 Termination of Severance Benefits in Certain Circumstances. Notwithstanding anything to the contrary contained in this Agreement, (i) in the event that Executive engages in any Competitive Activities or breaches his obligations under Section 13.4 hereunder in any material respect, the Company may, upon at least three (3) business days prior written notice, terminate any Severance Benefits to which Executive may otherwise be entitled to pursuant to the terms of this Agreement, and (ii) termination of Severance Benefits in accordance with the terms of this Section 13.6 shall be the Company’s sole remedy for any breach of Executive’s obligations under Section 13.2 of this Agreement that occurs following the termination of Executive’s employment with the Company.

14. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, exception that notice of a change of address shall be effective only upon actual receipt:

Company:	BJ’s Restaurants, Inc.
16162 Beach Boulevard
Suite 100
Huntington Beach, CA 92647
Attention: Chief Executive Officer

Executive:	Paul A. Motenko

15. Amendments or Additions. No amendment or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

16. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

19. Arbitration. Except as provided herein, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or Executive’s employment and any statutory claims including all claims of employment discrimination shall be subject to private and confidential arbitration in Orange County, California in accordance with the laws of the State of California. The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules. The arbitration shall be conducted confidentially in accordance with the Rules. The arbitration fees shall be paid by the Company. Each party shall have the right to conduct discovery including depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator. The statute of limitations or any cause of action shall be that prescribed by law. The arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorneys fees to the prevailing party in accordance with applicable law. The decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties. The award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement in accordance with California law. Notwithstanding anything to the contrary contained in this Section 19, nothing herein shall prevent or restrict the Company or Executive from seeking provisional injunctive relief from any forum having competent jurisdiction over the parties.

20. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of the Exchange Act shall be deemed also to refer to any successor provisions to such sections.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

BJ’S RESTAURANTS, INC.

By:
Name:	Gerald W. Deitchle
Title:	Chief Executive Officer

EXECUTIVE:

PAUL A. MOTENKO